Gladstone Capital Increases the Quarterly Cash Dividend by 57%
         to $0.33 Per Share for the Quarter Ending September 30, 2003


            The Board Elects Maurice Coulon to the Board of Directors


    MCLEAN, Va., Sept. 11 /PRNewswire-FirstCall/ -- Gladstone Capital Corp. (Nasdaq: GLAD) announced today its Board of Directors has declared a fourth quarter cash dividend of $0.33 per share, payable on October 6, 2003 to shareholders of record on September 30, 2003. The x-dividend date is September 26, 2003. This is a 57% increase in the quarterly dividend of $0.21 per share paid last year for the September 30, 2002 quarter and a 14% increase over the dividend paid for the June 30, 2003 quarter of $0.29 per share. The company has been paying quarterly cash dividends since its public offering. Gladstone Capital offers a Dividend Reinvestment Plan (DRIP). For more information regarding this Plan, please visit our website at: www.GladstoneCapital.com.

    The Company provides the estimated tax characteristics of its dividend on a quarterly basis and those estimates are subject to recharacterization. The current dividend is estimated to be a distribution of ordinary income. The actual tax characteristics will be reported to each shareholder on Form 1099 at the end of the tax year.

    The Board of Directors also announced that it has elected Maurice Coulon as a director. Mr. Coulon has been a private investor in real estate since 2000. Mr. Coulon served as a director of portfolio management for the Morgan Stanley Real Estate Fund. From 1991-2000, Mr. Coulon served as senior vice president of asset management for the Boston Company Real Estate Counsel, Inc. Mr. Coulon was a founder of the National Association of Real Estate Investment Managers and is a past president of the National Council of Real Estate Investment Fiduciaries. Mr. Coulon also serves on the Board of Directors for Gladstone Commercial since its inception in August 2003. Mr. Coulon holds a MBA from Harvard University. Gladstone Capital welcomes Mr. Coulon to the Board.

    Our thoughts and prayers go out today to all who lost or had injured friends and loved ones in the three terrorist attacks of September 11, 2001. Those tragic events mark a day that will live in infamy. Let us never forget.

    For further information contact Skye Breeden or Harry Brill at 703-286-7000.

    This press release may include statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects" and "future" or similar expressions are intended to identify forward-looking statements.
These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption "Risk factors" of the Company's Form 10-K for the Fiscal Year Ended September 30, 2002, as filed with the Securities and Exchange Commission on December 11, 2002. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



SOURCE  Gladstone Capital Corp.
    -0-                             09/11/2003
    /CONTACT: Skye Breeden or Harry Brill, both of Gladstone Capital Corp., +1-703-286-7000/
    /Web site:  http;//www.gladstonecapital.com/
    (GLAD)